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CoreStates Financial Corp
Broad and Chestnut Streets
PO Box 7558
Philadelphia PA 19101-7558

                                  Exhibit 99


Contact              Gary Brooten or George Biechler
                            (215) 973-3546

For Release          Immediately Upon Receipt



                  CoreStates Reports Steady, Strong Earnings;
                  Announces Stock Buyback, Dividend Increase


            Philadelphia, October 16, 1996--CoreStates Financial Corp today reported strong third quarter earnings, announcing at the same time that its directors have authorized a stock buyback and a quarterly dividend increase.

            The banking company reported operating earnings, excluding significant and unusual items as described below, of $194,855,000 or 89 cents per share for the third quarter and $579,194,000 or $2.64 per share for the first nine months of 1996. The comparable 1995 figures were $193,133,000 or 88 cents per share and $530,928,000 or $2.39 per share respectively.

            Net income in 1996 was $196,857,000 or 89 cents per share in the third quarter and $453,598,000 or $2.06 per share for the first nine months, compared to 88 cents per share and $2.08 per share, respectively, a year earlier. Significant and unusual items in the third quarter had a net impact too small to affect earnings per share.

            Stock Buyback and Dividend Increase
            -----------------------------------
            The directors authorized the corporation to repurchase up to 22 million shares, or approximately 10%, of common stock through December 31, 1997. In addition, the board authorized the repurchase of shares to fulfill requirements of

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       employee benefit and dividend reinvestment plans. The purchases will take place from time to time in open market or privately negotiated transactions.

            The directors also declared a fourth quarter dividend of 47 cents per share, payable January 1, 1997, to shareholders of record on December 9, 1996. The declaration represented an increase of 11.9% from the current dividend level of 42 cents per share and a 20.1% increase in dividends declared in 1996 compared to 1995. The last increase in the dividend rate, from 34 to 42 cents per share, was declared at the board meeting of November 1995.

            Terrence A. Larsen, chairman, said these actions were taken "in recognition of the company's strong capital position and capital generation capacity and in keeping with our desire to increase value to shareholders."

            Earnings Detail
            ---------------

            Based on third quarter operating earnings, CoreStates' return on average assets was 1.79% and return on average equity was 19.53%. These performance ratios remain among the best for the top 50 U.S. banking companies.

            Larsen characterized the results as "steady progress with continued strong performance ratios as we continue working through the rapid integration of our largest merger ever."

            He said CoreStates had moderate revenue gains, compared to the second quarter, in both net interest income and income from fee-based businesses. These revenue levels were virtually unchanged from a year ago, but expenses were lower.

            Compared to the second quarter, net interest income was up at a 5.2% annualized rate based on a small increase in average loans and a 2 basis-point increase in the net interest margin to 5.58%. The net interest margin remains one

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       of the strongest among the top 50 U.S. banking organizations.

            Driven by strong growth in international service fees, revenues from fee-based basic banking services increased at an 8.9% annualized rate from the second quarter. Total non-interest income excluding significant and unusual items was down, however, because of declines in trading account gains and "other" operating income, which in the second quarter included gains on loan sales.

            Non-financial expenses on an operating basis declined compared both to the second quarter and a year ago, resulting in an expense ratio of 53.54%, among the best in the top 50 banking companies.

            Larsen said the expense decreases, as expected, so far included only a small portion of the cost efficiencies anticipated from the April 9, 1996 merger with Meridian Bancorp. CoreStates has projected that it will achieve approximately one-fourth of its anticipated total $186 million merger savings during 1996. "We remain on track toward that milestone," Larsen said.

            Larsen noted that CoreStates incurred a one-time assessment mandated by Congress as part of the recapitalization of the Savings Association Insurance Fund (SAIF) of $14.2 million pre-tax, which had the effect of reducing third quarter net income by 4 cents per share. Other significant and unusual items in both 1995 and 1996 are detailed below.

            Nine-month operating earnings in 1996 were up 9% compared to a year earlier, primarily on the strength of a 7.8% decrease in non-financial expenses. Net income, including significant and unusual items, was down 2%.

            Credit Quality and Capital Strength
            -----------------------------------
            Credit quality indicators remained strong. Total non-performing assets were $264 million at September 30, compared to $254 million at June 30, and $321

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       million at September 30, 1995. The September 30, 1996 total represented
       0.6% of total assets and 0.8% of total loans.

            The reserve for loan losses at September 30 was $708 million, or 2.2% of total loans and 300% of non-performing loans. Net charge-offs were $36.9 million for the third quarter and $150.8 million for the nine months, compared to $30.4 million and $100.3 million, respectively, a year ago. The nine-months net charge-offs included $38 million (including $4 million in the third quarter) related to the Meridian acquisition and $5.8 million related to a policy change in charging off delinquent credit card loans in the second quarter of 1996.

            The provision for loan losses was $40 million in the third quarter and $189 million for the first nine months of 1996, compared to $38 million and $106 million respectively a year earlier. The nine months figure for 1996 included $70 million that were part of the net merger-related charges of $175 million taken during the second quarter.

            Consolidated total assets at September 30 were $45.2 billion, including $32.8 billion of consolidated net loans. Consolidated total deposits were $32.3 billion. The comparable numbers for a year earlier were $45.0 billion, $31.9 billion and $33.1 billion, respectively.

            Shareholders' equity at September 30 was $4.0 billion, or 8.9% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 8.7% for the third quarter. Tier 1 capital at September 30 was 9.5% of risk-adjusted assets and total capital was 12.9% of risk-adjusted assets, compared to regulatory minimum levels of 4% and 8% respectively.

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            Significant and Unusual Items
            -----------------------------
            The significant and unusual items excluded from operating earnings were, by quarter, as follows: In the first quarter of 1995 they were a pre-tax gain of $19.0 million related to changes in CoreStates' investment in the EPS, Inc., joint venture; a pre-tax restructuring charge of $110.0 million for the BEST process redesign project; and a $12.0 million pre-tax gain on an exchange of equity securities. In the second quarter of 1995 they were a pre-tax restructuring gain of $3.0 million from BEST and a $32.0 million pre-tax restructuring charge for the 59.9 reengineering. In the third quarter of 1995 the item was a pre-tax BEST restructuring credit of $2.4 million. In the first quarter of 1996 the items were a pre-tax restructuring credit of $2.5 million for
       59.9 and pre-tax merger-related charges of $16.6 million for Meridian's acquisition of United Counties. In the second quarter of 1996 they were net pre-tax merger-related charges of $175 million for CoreStates' acquisition of Meridian; a net pre-tax gain on sales of securities of $14.6 million and a pre-tax $1.0 million restructuring credit for 59.9. In the third quarter of 1996 they were a net pre-tax gain on the exchange of equity securities of $28.7 million, pre-tax merger-related costs of $14.4 million, a pre-tax SAIF assessment of $14.2 million and a pre-tax pension curtailment credit of $2.1 million.

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                           CoreStates Financial Corp
                        (In thousands, except per share)


                                     Three Months Ended           Nine Months Ended
                                        September 30,               September 30,
                              -----------------------------  ---------------------------
                                   1996          1995(a)         1996         1995(a)
                              --------------  -------------  ------------  -------------

Net interest income plus
 non-interest income......     $776,978         $750,942      $2,279,094      $2,277,369
                               ========       ==========      ==========      ==========

Net income................     $196,857(b)      $194,712(b)     $453,598(b)     $463,031
                               ========       ==========      ==========      ==========

Net income per share......       $0.89(b)          $0.88(b)        $2.06(b)        $2.08
                               ========       ==========      ==========      ==========

Average number of
 shares outstanding.......      220,409          220,718         219,802         223,063
                               ========       ==========      ==========      ==========

(a) On April 9, 1996, CoreStates acquired Meridian Bancorp, Inc. ("Meridian") in a transaction accounted for as a pooling of interests. All prior period data presented has been restated to include Meridian.

(b) Selected financial results for the three and nine months ended September 30, 1996 and 1995, excluding the significant items listed below, were as follows:


                                                             Three Months Ended         Nine Months Ended
                                                                September 30,              September 30,
                                                           ------------------------  ------------------------
                                                               1996         1995         1996         1995
                                                           -------------  ---------  -------------  ---------
Net income..............................................       $196,857   $194,712       $453,598   $463,031
Exclude the following  after-tax items:
   Restructuring and merger-related charges.............          7,704     (1,527)       144,791     87,340
   Net investment gains.................................        (18,626)       (52)       (28,115)    (7,682)
   SAIF Fund special assessment.........................          8,920          -          8,920          -
   EPS gain.............................................              -          -              -    (11,761)
                                                               --------   --------       --------   --------
Operating earnings......................................       $194,855   $193,133       $579,194   $530,928
                                                               ========   ========       ========   ========
Operating earnings per share............................      $   0.89   $   0.88       $   2.64   $   2.39
Return on average total assets..........................          1.79%      1.72%          1.77%      1.59%
Return on average shareholders' equity..................         19.53%     20.55%         19.76%     19.11%
